PRESS RELEASE

China BAK Reports Fourth Quarter and Fiscal Year 2008 Financial Results

Shenzhen, China - December 2, 2008 - China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, today announced its financial results for the fourth quarter and fiscal year ended September 30, 2008 (“FY08”).

Recent Achievements and Highlights

•	In the fourth quarter of FY08, China BAK returned to profitability on record revenues of $72.7 million; gross margin rose to 15.8%, the best level in last five quarters;

•
Revenues from cylindrical cells used in notebook computers increased to $19.7 million, up 44.2% from last quarter and accounted for 27% of total revenues; revenues from lithium polymer cells increased to $8.0 million, up 218.7% from last quarter;

•	We raised $16 million in a Registered Direct Offering in August 2008, further improving our capital structure to prepare for tougher financial markets;

•	For FY08, China BAK achieved record revenues of $245.3 million, an increase of 68.2% from FY07.

Fourth Quarter FY08 Financial Results

Net revenues for the fourth quarter of FY08 were $72.7 million, up 6.2% from $68.5 million last quarter, and up 66.2% from $43.8 million in the same quarter of last year.

Revenues from cylindrical cells used in notebook computers were $19.7 million, up 44.2% from $13.6 million last quarter and up 1,588.9% from the same quarter of last year.

Revenues from prismatic cells, including aluminum-case cells, steel-case cells and battery packs, were $45.0 million, down 14.0% from $52.3 million last quarter and up 22.7% from $36.7 million in the same quarter of last year. Revenues from aluminum-case cells were $36.0 million, up 6.6% from $33.8 million last quarter and up 37.8% from $26.1 million in same quarter of last year. Revenues from steel-case cells were $3.6 million, down 63.7% from $10.0 million last quarter, and down 47.9% from $7.0 million in the same quarter of last year. Revenues from battery packs were $5.4 million, down 36.8% from $8.5 million last quarter and up 50.0% from $3.6 million in the same quarter of last year.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $8.0 million in the fourth quarter of FY08, up 218.7% from last quarter, and up 193.1% from the same quarter of last year.

Gross profit for the fourth quarter of FY08 was $11.5 million, up 36.6% from $8.4 million last quarter and up 85.1% from $6.2 million in the same quarter of last year. Gross margin was 15.8%, compared to 12.3% last quarter and 14.2% in the same quarter of last year. The increase in gross margin compared to last quarter and the same quarter of last year was attributable to the improvement in product mix and rising in average selling price, which outweighed the impact of average cost increase.

Operating expenses totaled $8.4 million or 11.6% of revenues in the fourth quarter of FY08, as compared to $8.4 million or 12.3% of revenues last quarter and $5.8 million or 13.2% of revenues in the same quarter of last year. Research and development expenses were $1.7 million or 2.3% of revenues, as compared to $1.9 million or 2.7% of revenues last quarter and $1.3 million or 2.9% of revenues in the same quarter of last year. Sales and marketing expenses were $1.5 million or 2.2% of revenues, as compared to $1.5 million, or 2.2% of revenues last quarter and $1.4 million or 3.3% of revenues in the fourth quarter of last year. General and administrative expenses were $5.2 million or 7.1% of revenues, as compared to $5.1 million or 7.4% of revenues last quarter and $3.1 million or 7.0% of revenues in the same quarter of last year.

Operating income for the fourth quarter of FY08 was $3.0 million, as compared to operating loss of $36,000 last quarter and operating income of $0.4 million in the same quarter of last year.

Net income was $1.5 million in the fourth quarter of FY08, as compared to net loss of $2.3 million last quarter and net loss of $0.8 million in the same quarter of last year. Diluted earnings per share were $0.03 compared with negative $0.04 per diluted share last quarter and negative $0.02 per diluted share in the same quarter of last year.

For the fourth quarter of FY08, Days Sales Outstanding (“DSO”) decreased to 104 as compared to 108 last quarter because of continuous efforts in account receivable collections, and inventory turns increased to 3.6 from 3.5 last quarter.

FY08 Financial Results

For FY08, net revenues were $245.3 million, up 68.2% from $145.9 million in FY07, gross profit was $30.9 million or 12.6% of net revenues, up 20.7% from $25.6 million or 17.6% of net revenues for FY07, and net loss was $7.9 million as compared to net income of $483,000 for FY07.

The year to year increase in revenue and gross profit is primarily due to significant increase in sales volume and higher selling price. The year to year decrease in gross margin is due to a significant increase in the purchase cost of raw materials, especially lithium cobalt dioxide, in the first three quarters of the fiscal year. And besides the impacts of lower gross margin, the year to year decrease in net income is primarily due to the increase in operating expenses, including the cost in research and development materials and staff salaries, share-based compensation cost for options granted to employees, and higher expense in sales and marketing activities.

Financial Condition

On September 30, 2008, China BAK had $35.7 million in cash and $3.2 million in working capital, reflecting a current ratio of 1.02:1. Short-term bank loans and long-term bank loans totaled $170.1 million as compared to $175.7 million on June 30, 2008. Shareholders’ equity totaled $167.1 million. China BAK had $43.7 million available for borrowing under its credit facilities.

Business Outlook

“In FY08, we are pleased to see record revenue and recovering profitability towards the end of the year. Our investment in expansion of the product offerings has brought positive results. Revenues from cylindrical cells achieved strong growth quarter after quarter, and revenues from polymer cells also made breakthroughs. These new products accounted for nearly 40% of total revenue in the fourth quarter of FY08, and are still expected to grow in FY09. We are also pleased to see continuous success in transition from replacement market to OEM market for cell phone batteries, with revenues from this market increased over 50% from FY07.

As a result of the improved product mix and continuous cost reduction, gross margin recovered quarter by quarter in FY08. These achievements are results of efforts by our employees in all functions and areas, and will position China BAK to continue its growth trend in FY09”, commented Mr. Xiangqian Li, CEO of China BAK.

“While we are encouraged by strong growth in revenues and continuous improvement in margin, we also recognize the need for prudent and disciplined management in this challenging financial environment. In FY08 we improved our capital structure by raising about $30 million in equity offerings, and at the last quarter of FY08, our DSO and inventory turns were at best levels in the last three fiscal years. We will continue to improve our operating efficiency, solidify our relationship with the banking and investor community, and achieve our growth goals while managing risks.” Commented Mr. Tony Shen, CFO of China BAK.

Conference Call

China BAK will host a conference call at 8:00 a.m. ET on Wednesday, December 3, 2008 to discuss results for the fourth quarter of FY08 ended September 30, 2008. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Tony Shen, Chief Financial Officer and Dr. Huanyu Mao, Chief Operating Officer and Chief Technology Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 888-419-5570. International callers should dial (617) 896-9871. The pass code for the call is 370-544-86. If you are unable to participate in the call at this time, a replay will be available from 10:00 a.m. ET on Wednesday, Dec 3, 2008 through 10:00 a.m. ET, Thursday, Dec 18, 2008. To access the replay, please dial 888-286-8010. International callers should dial (617) 801-6888. The pass code for the replay is 778-608-94. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to the China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, shortly after the call a replay will be made available on China BAK’s website for 90 days.

About China BAK Battery Inc.
China BAK Battery Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs (Personal Digital Assistants). China BAK Battery, Inc.'s 1.9 million square foot facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products.

Safe Harbor Statement
This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2006 and 2007, as well as China BAK’s Quarterly Reports on Form 10-Q for FY08, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

-Financial Tables Follow-

China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three Months and Fiscal Years Ended September 30, 2007 and 2008
 (Amounts in thousands, except per share data)

	Three Months Ended September 30,		Years Ended September 30,
	2007	2008	2007	2008
	(unaudited)	(unaudited)

Net Revenues	$43,772	$72,738	$145,861	$245,348
Cost of revenues	(37,571)	(61,257)	(120,255)	(214,442)
Gross profit	6,201	11,481	25,606	30,906
Operating expenses:
Research and development expenses	(1,274)	(1,688)	(3,957)	(6,252)
Sales and marketing expenses	(1,424)	(1,568)	(4,696)	(5,803)
General and administrative expenses	(3,070)	(5,185)	(12,372)	(19,348)
Total operating expenses	(5,768)	(8,441)	(21,025)	(31,403)
Operating income / (loss)	433	3,040	4,581	(497)
Finance costs, net	(2,089)	(3,643)	(5,225)	(11,021)
Government grant income	1,035	397	1,034	1,775
Other income / (expenses)	(706)	683	(103)	757
Income / (loss) before income taxes	(1,327)	477	287	(8,986)
Income taxes benefit	477	995	196	1,045
Net income / (loss)	$(850)	$1,472	$483	$(7,941)
Other comprehensive income	1,800	1,241	6,436	15,262
- Foreign currency translation adjustment
Comprehensive income	$950	$2,713	$6,919	$7,321
Net income / (loss) per share:
Basic	$(0.02)	$0.03	$0.01	$(0.15)
Diluted	$(0.02)	$0.03	$0.01	$(0.15)
Weighted average shares outstanding:
Basic	49,245	54,511	48,979	52,314
Diluted	49,245	54,971	49,442	52,314

China BAK Battery Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2007 and 2008
(Amounts in thousands)

	As of September 30,
	2007	2008
Assets
Current assets
Cash and cash equivalents	$14,197	$35,707
Pledged deposits	4,595	4,449
Trade accounts receivable, net	63,151	82,740
Inventories	59,827	67,583
Prepayments and other receivables	1,656	4,463
Deferred tax assets	503	1,720
Total current assets	143,929	196,662

Property, plant and equipment, net	145,123	195,435
Lease prepayments, net	17,884	31,782
Intangible assets, net	121	161
Deferred tax assets	172	7
Total assets	$307,229	$424,047

Liabilities
Current liabilities
Short-term bank loans	$89,871	$105,598
Current maturities of long-term bank loans	-	8,800
Accounts and bills payable	45,589	57,487
Accrued expenses and other payables	15,466	21,581
Total current liabilities	150,926	193,466

Long-term bank loans, less current maturities	29,291	55,732
Deferred income	-	7,685
Deferred tax liabilities	280	92
Total liabilities	180,497	256,975
Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 49,250,853 and 57,676,481 issued and outstanding as of September 30, 2007 and September 30, 2008, respectively	49	58
Donation Shares	7,955	14,102
Additional paid-in-capital	66,355	97,286
Statutory reserves	6,427	6,918
Retained earnings	36,061	27,629
Accumulated other comprehensive income	9,885	25,146
Less: Treasury shares	-	(4,067)
Total shareholders’ equity	126,732	167,072
Total liabilities and shareholders’ equity	$307,229	$424,047

China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months and Fiscal Years ended September 30, 2007 and 2008
(Amounts in thousands)
	Three Months Ended September 30,		Years ended September 30,
	2007	2008	2007	2008
	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net income / (loss)	$(849)	$1,472	$483	$(7,941)
Adjustments to reconcile net income / (loss) to net cash provided by / (used in) operating activities:
Depreciation and amortization	2,317	4,014	8,912	13,376
Addition of bad debt expense(Recovery)	459	(244)	1,825	1,943
Provision for obsolete inventories	1,639	496	1,639	610
Share-based compensation	935	1,246	2,559	3,780
Deferred income taxes	(624)	(951)	(610)	(1,152)
Deferred revenue	-	(282)	-	(282)
Exchange loss	-	(182)	-	1,326
Loss on disposal of Property, plant and equipment	-	5	-	195
Changes in operating assets and liabilities:
Trade accounts receivable	(10,278)	2,502	2,617	(14,600)
Inventories	1708	376	(11,307)	(2,223)
Prepayments and other receivables	(26)	3,823	(219)	(2,565)
Accounts and bills payable	(964)	(1,805)	(3,038)	6,934
Accrued expenses and other payables	998	1,518	124	3,430
Net cash provided by / (used in ) operating activities	$(4,685)	$11,988	$2,985	$2,831

Cash flow from investing activities
Purchases property, plant and equipment	(10,192)	(16,672)	(48,793)	(47,575)
Payment of lease prepayment	(2,670)	(1,779)	(17,042)	(5,454)
Purchases of intangible assets	(27)	(7)	(60)	(109)
Proceeds from disposal of Property, plant and equipment	-	465	-	786
Net cash used in investing activities	$(12,889)	$(17,993)	$(65,895)	$(52,352)

Cash flow from financing activities
Proceeds from borrowings	55,572	40,216	157,532	159,913
Repayment of borrowings	(32,066)	(46,026)	(111,115)	(122,577)
(Increase)/ decrease in pledged deposits	(919)	1,829	8,827	588
Proceeds from issuance of capital stock	-	15,233	-	29,240
Net cash provided by financing activities	$22,587	$11,252	$55,244	$67,164

Effect of exchange rate changes on cash and cash equivalents	239	216	763	3,867
Net (decrease) / increase in cash and cash equivalents	5,252	5,463	(6,903)	21,510
Cash and cash equivalents at the beginning of the period	8,945	30,244	21,100	14,197
Cash and cash equivalents at the end of the period	$14,197	$35,707	$14,197	$35,707